                      SECURITIES EXCHANGE AND COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): October 23, 2000

                      Terayon Communication Systems, Inc.
            (Exact name of registrant as specified in its charter)

                                   Delaware
                (State or other jurisdiction of incorporation)


          000-24647                                      77-0328533
    (Commission File No.)                   (I.R.S. Employer Identification No.)



                             2952 Bunker Hill Lane
                             Santa Clara, CA 95054
             (Address of principal executive offices and zip code)


      Registrant's telephone number, including area code: (408) 727-4400

Item 5

Forms 10(K) and 10(Q)

     The Company hereby amends Form 10-K filed on March 30, 2000 and Forms 10-Q filed on May 15, 2000 and August 14, 2000 and any amendments filed thereon to revise the following sections, as applicable. The sections entitled Business, Legal Proceedings and Management's Discussion and Analysis of Financial Condition and Results of Operations - Litigation - should be deleted and replaced with the following sections.

     The section entitled Business should be deleted and replaced with the following section:

                                   BUSINESS

Overview

  We develop, market and sell broadband access systems that enable cable operators and other providers of broadband access services to cost effectively deploy reliable broadband access services over cable, copper wire utilizing DSL and wireless systems. We have substantial development and marketing resources focused on cable operators. However, through internal development and recent acquisitions of complementary technology and businesses, we also are focusing on service providers that offer broadband access through existing copper wire infrastructures and wireless systems.

  Our primary product is the TeraComm system, which is based on our patented S-CDMA technology. Our S-CDMA technology enables reliable two-way broadband data communications over both pure coaxial and hybrid fiber/coax cable infrastructure and is designed to enable cable operators to maximize the capacity and reliability of broadband data services over any cable plant. In furtherance of our strategy to provide a complete portfolio of broadband products, we have recently completed several acquisitions of complementary broadband technologies, including digital video management systems, DSL and wireless.

  We sell our broadband access products to cable operators and other providers of broadband access services through direct sales forces in North America, South America Europe and Asia. We also distribute our products via distributors and systems integrators. Companies currently using or distributing our TeraComm system include Rogers, Shaw, TCA Cable TV (a subsidiary of Cox Communications, Inc.), UPC and Crossbeam, a wholly owned subsidiary of Sumitomo. Companies currently using our DSL products include major ILEC's (Incumbent Local Exchange Carriers) in the U.S. including SBC, Bell Atlantic, Bell South, U.S. West and GTE and CLEC's (Competitive Local Exchange Carriers) including PAC-West Telecom, Incorporated.

Industry Background

  Demand for Broadband Access

  In recent years, the volume of bandwidth intensive data, voice and video traffic across cable infrastructures, the Internet, corporate intranets and other public networks has increased dramatically. This demand has been driven by the proliferation of residential and commercial users that are accessing networks for a variety of applications, including voice, video and data communication via the Internet, electronic commerce, telecommuting and interactive television. For example, International Data Corporation, estimates that the number of worldwide Internet users will increase from approximately 200 million at the end of 2000 to over one billion by the end of 2005. IDC estimates that the number of homes in the United States with broadband access will increase from two million at the end of 1999 to 20 million by the end of 2003. The rapid evolution of broadband has resulted in cable operators, providers of telephone services and other service providers seeking to provide a bundle of voice, data and video services to their residential and commercial subscribers over existing and new infrastructures.

  Despite significant advances in the performance of computer processors and data backbone networks, high speed data transmission has been limited by the existing local access network infrastructure (also known as the last mile), which is not optimized for distribution of data-intensive multimedia content. Users of dial-up analog modems with maximum data rates of only 56 Kbps often experience frustration, as they encounter frequent and lengthy delays or complete failures in transmission. In response to the growing demand for increased bandwidth, service providers are now deploying new broadband access technologies, such as DSL, cable modems and wireless devices, that can deliver performance that is from 50 to 100 times faster than analog modems. According to industry analysts, the market for broadband access equipment is expected to increase from approximately $4 billion at the end of 1999 to approximately $11 billion in 2004.

  Emergence of Broadband Technologies

  As residential and commercial demand for increased bandwidth and faster access continues to grow, particularly for applications such as streaming audio and video, IP telephony and interactive two-way video, service providers are investing in enabling infrastructure and technologies. Various technologies have emerged to address the need for broadband access across cable, copper wire and wireless platforms or networks.

  Cable operators market high speed cable modems that use the existing television cable plant to provide subscribers access to the Internet, digital video, telephony and other broadband services. Similarly, telephone companies offer comparable services using DSL technology over the existing copper wire infrastructure. Wireless operators also are establishing high speed Internet access using both terrestrial and satellite systems to connect subscribers to voice, video and data services. The competition between cable operators, telephone companies and emerging wireless service providers is expected to intensify as the demand for broadband access grows. Cable operators benefit from the fact that the cable infrastructure passes over 95% of the homes in the United States and a large number of small businesses. In addition, the cable infrastructure has the potential to offer a wide range of broadband services, such as digital TV, Internet access and IP telephony. Similarly, DSL providers benefit from the fact that existing copper lines reach a substantial majority of U.S. homes. Wireless, in contrast, does not depend on existing cable or telephone line infrastructure and can be quickly deployed in homes and businesses that otherwise might not have broadband access, particularly for international markets. Although the market for broadband access services is becoming increasingly competitive, industry analysts expect each platform to experience significant growth over the next five years.

  Challenges in Deploying Broadband Access Services

  Service providers must overcome numerous challenges in order to successfully meet the increasing demand for broadband access services. Among other things, these service providers must do the following:

  .  provide end-users with a broad range of bundled services;

  .  capitalize on available bandwidth to provide a variety of services;

  .  rapidly deploy services to their customers; and

  .  provide reliable and cost-effective access.

The Terayon Solution

  Our products are designed to enable cable operators and other providers of broadband access services to cost-effectively deploy reliable broadband services over cable, DSL and wireless systems. Until recently, our development and marketing efforts were focused primarily on cable operators. As a result of some recent acquisitions of complementary technology and businesses, we also are focusing on providers of broadband services using existing telephone, DSL and wireless systems.

  Our products offer cable operators and other broadband providers the following advantages:

  Enable enriched set of bundled services. Our broadband access platforms are designed to enable service providers to deliver a broad range of voice, video and data services over either a cable, DSL or wireless network. Service providers are able to reduce their total network costs because they can deliver additional services without investing in separate network infrastructures. In addition, because our broadband access platforms facilitate the bundling of voice, video and data services, service providers are better able to increase their revenues and differentiate themselves by offering tailored services and a single point of contact to customers.

  Maximize bandwidth utilization. Our broadband access platforms allow cable operators, telecommunications carriers and other providers of broadband services to optimize utilization of the available bandwidth for data access, digital video, and voice services. For example, through our proprietary S-CDMA technology, cable operators can maximize the use of the upstream return path using the lowest frequency ranges of the upstream spectrum, where noise is typically too severe to operate. This use of the upstream spectrum is key to delivering efficient interactive data services. Our Cherrypicker digital video management systems allow cable operators to flexibly manage bandwidth by allowing them to customize digital video programming for their target demographics.

  Enable rapid time to market of new services. Our broadband access products are designed to enable service providers to achieve rapid time to market and offer additional voice, video and data services as they become available, by leveraging existing plant and infrastructure. The rapid deployment of broadband services is a key competitive advantage to our customers.

  Provide reliable and cost effective solutions. Our solutions are designed to provide a high degree of reliability in a cost-effective manner. Our cable modem system allows cable operators to deploy data services over a wide variety of plant conditions, thus reducing ongoing maintenance costs and minimizing service problems. Due to their reliability, our DSL systems enable service providers to deliver mission-critical services, such as toll-quality local and long distance voice over DSL to their customers. Wireless systems are the most cost-effective means for delivering broadband access services to customers who cannot otherwise access existing cable and telephone infrastructure, particularly in rural areas and developing countries.

Strategy

  Our objective is to be the leading provider of broadband systems to cable operators, providers of telephone services and other service providers seeking to provide broadband services to residential and commercial end users. Key elements of our strategy are as follows:

  Build a complete portfolio of broadband products. We are building a complete portfolio of broadband products to support high-speed delivery of voice, video and data services over cable, copper wire and wireless infrastructures through internal development efforts and strategic acquisitions. Until recently our internal development efforts have focused on developing our proprietary S-CDMA technology for cable modems and extending this technology to a standards-based environment. Our future development efforts will be focused on the development of new technologies for the delivery of voice, video and data over any broadband medium. In furtherance of this strategy, during the last year we have made several acquisitions of broadband technologies including digital video management systems, DSL and wireless.

  Supply leading broadband service providers worldwide. We target the largest broadband service providers in each major geographic area worldwide. Three of the largest North American cable operators, Rogers, Shaw and TCA Cable TV (a subsidiary of Cox Communications, Inc.) are deploying our TeraComm cable modem system. In Japan, through our partner Sumitomo, we have established ourselves as a market leader. In Europe, Our TeraComm system is being deployed by UPC, one of Europe's largest broadband communications companies. We market our DSL products to leading providers of telephony services throughout the world. The acquisition of ANE provides us with a strong customer presence in the U.S. communications market. Our customers include the major U.S. ILECs (Incumbent Local Exchange Carriers), including SBC, Bell Atlantic, Bell South, U.S. West and GTE.

  Increase presence in existing and new markets. We intend to increase our presence in new and existing markets throughout North America, Europe, Asia and South America. We currently sell our products in over 20 countries worldwide. As part of our effort to increase our market penetration and to capitalize on new opportunities, we plan to continue to expand our sales, marketing and customer support capabilities through both our direct sales and marketing staff as well as our relationships with distributors. We believe that a physical presence in key customer locations provides an important advantage in developing and maintaining our new and existing customer relationships.

  Extend technology leadership and advance industry standards. A significant element of our strategy is to advance industry standards and to extend our technology leadership through the development of innovative new technologies. We intend to leverage our engineering capabilities to expand the features and functionality of broadband products. We will strive to use our technology leadership to achieve a significant time-to-market advantage over competing broadband access suppliers by offering advanced features, such as IP telephony and videoconferencing. In addition, we intend to apply S-CDMA to additional applications such as wireless communications and Local Multipoint Distribution Systems. We will continue to participate in industry standards organizations and activities for DOCSIS, DVB, MPEG and PacketCable.

  Provide superior customer service and support. We believe that our ability to provide consistent high quality service and support is a key factor in attracting and retaining customers. We provide our customers with technical support and training through customer support representatives and representatives of distributors. We offer service and support to our customers 24 hours a day, seven days a week.

Products

  Our current portfolio of products complements our strategy to be the leading provider of broadband systems to cable television operators, providers of telephone services and other service providers seeking to provide broadband access services to residential and commercial users.

     Product Family                   Product
     -------------------              ------------------------------------------
     Cable Systems                    Terayon S-CDMA Products

                                      TeraLink 1000 S-CDMA Master Controller
                                      TeraLink S-CDMA Gateway
                                      TeraPro S-CDMA Cable Modem
                                      TeraView Network Management Software

                                      Terayon DOCSIS Products

                                      TeraLink 2000 DOCSIS CMTS
                                      TeraJet DOCSIS Cable Modem

                                      Terayon DVB Cable Products

                                      UCMT-2000 Interactive Network Adaptor
                                      UCM-220 Cable Modem
                                      HAS-2000 High Availability Server

                                      Multigate Telephony System

     Video Systems                    CherryPicker 500
                                      CherryPicker 7000
                                      CherryPicker 1000
                                      CherryPicker AdSplicer

     DSL Systems               Miniplex DSL Systems
                               IPTL Converged Voice and Data Services
                               System Highlink
                               Mainsail IMAP (Integrated Multi Service Platform)

     Wireless Products         SatStream--Satellite modem
                               NetStream--Broadband Satellite IP Gateway
                               WebStream--Broadband Satellite IP Gateway
                               HAS-2000--High Availability Server

Cable Systems

  Our TeraComm system enables cable operators to cost-effectively deploy reliable two-way broadband access services. The TeraComm system is comprised of the TeraPro cable modem, the TeraLink 1000 Master Controller, the TeraLink Gateway and the TeraView Element Management and Provisioning Software. The price of a TeraComm system is dependent on a number of variables, including a customer's basic cable system architecture, the type of routing equipment a customer intends to use, the level and quality of service that a cable operator desires to provide and the volume of products purchased by a customer.

  TeraPro Cable Modem. The TeraPro cable modem is a data communications device installed in a subscriber's home or business. The TeraPro cable modem connects to the subscriber's PC via a standard 10BaseT Ethernet connector and to the cable network via a standard coaxial cable connector. The TeraPro cable modem automatically configures itself without user intervention, thus minimizing modem installation time. In addition, the configuration software for the TeraPro cable modem is downloaded remotely, allowing centralized software upgrades directly from the headend management system.

  The TeraPro cable modem delivers full two-way communication over the cable network, with data rates of up to 14 Mbps per 5 MHz channel in both the upstream and the downstream direction. The TeraPro cable modem operates at full capacity at an SNR as low as 13dB, and gradually adjusts throughput to provide transmission at an SNR as low as -13dB. This feature will permit the TeraPro cable modem to operate across any portion of the 5 to 42 MHz upstream RF spectrum.

  TeraLink 1000 Master Controller. The TeraLink 1000 Master Controller is a data channel controller and multiplexer located at the cable headend system or distribution hub. The TeraLink 1000 Master Controller provides control, management and data transport functions for TeraPro cable modems connected to the cable network. It offers dynamic bandwidth management, high speed traffic concentration, access control to data networking resources and data service quality and integrity.

  The TeraLink 1000 Master Controller is a single channel, rack-mountable controller that supports up to 2,000 cable modems per channel. Additional TeraLink 1000 Master Controllers can be added to scale service as performance and subscriber needs grow. The TeraLink 1000 Master Controller, with the TeraLink Gateway, provides a 100 BaseT interface for direct connectivity to a private backbone or any vendor's router or switch. Alternatively, the TeraLink 1000 Master Controller, with its built-in ATM OC-3 interface, can be connected via an ATM switch, or directly to Cisco's 7500 series routers.

  TeraLink Gateway. The TeraLink Gateway is a rack-mountable edge concentrator providing end-user clients with broadband access to a remote IP backbone (e.g., Internet) as well as efficient communication between modems. The TeraLink Gateway includes an ATM OC-3 interface for connectivity to up to two TeraLink 1000 Master Controllers or an ATM switch. It also provides a 10/100 BaseT Ethernet/Fast Ethernet auto-sense interface to a headend backbone or any IP router including the Cisco Universal Broadband Router. The TeraLink Gateway also includes a separate 10 BaseT interface, which may be connected to a separate management network or the headend network. The TeraLink Gateway supports up to 2,000 cable modems per RF channel when connected to a TeraLink 1000 Master Controller. When used with the TeraLink Gateway, the TeraPro cable modems behave as an extension of the TeraLink Gateway, providing maximum bandwidth and privacy.

  TeraView Element Management and Provisioning Software. The TeraView Element Management and Provisioning Software is a Windows 95 and Windows NT standards-based software application installed at the headend system or the network operations center. The TeraView software allows cable operators to configure, control, monitor and maintain multiple channels of the TeraComm system.

  Multigate Telephony and Data Access Systems. We produce telephony and data access systems for deployment of efficient carrier-class voice services over cable. Our systems also provide in-home networking capability for telephony and data, based on the Digital Enhanced Cordless Telephony ("DECT") standard. Our systems support voice, high-speed data, and Integrated Service Digital Network ("ISDN") services for the business telecommuting market and the SOHO market.

Video Systems

  CherryPicker Digital Video Management Systems. CherryPicker Digital Video Management Systems are scalable, open platforms that enable cable, satellite and terrestrial operators to deliver customized digital programming. Patented statistical re-multiplexing technology gives operators ultimate control over programming and allows them to create customized video of programming by selecting feeds (grooming) from a vast array of sources. The CherryPicker helps operators maximize their available bandwidth while enabling them to provide program offerings that target specific local demographics.

DSL Systems

  Digital Subscriber Line Systems (xDSL). We produce communications access systems based on high-speed IP routing, integrated with telephony. Our innovative systems include both central office DSLAMs (Digital Subscriber Line Access Multiplexers) and customer premise equipment for SOHO business broadband services. These systems deliver high-capacity, symmetric voice and data services to the business market, with high density port aggregation at the central office site for maximum cost efficiency.

Wireless Products

  Our wireless products provide high-speed Internet connectivity to the subscriber's PC via a standard digital television services antenna. Our SatStream Satellite modem offers residential and commercial subscribers with connectivity to the Internet via satellite digital television services.

Customers

  We market our products to providers of broadband access services that seek to provide broadband access services to both residential and commercial end users. Our target market is the largest broadband service providers in each major geographic area worldwide.

 Our principal customers for cable, DSL and wireless systems include the following:

          Cable                                         DSL
          -----                                         ---

          Rogers                                        SBC
          Shaw                                          Bell Atlantic
          TCA Cable TV (a subsidiary of Cox             Bell South
          Communications)                               U.S. West
          Crossbeam (a subsidiary of Sumitomo)          GTE
          UPC                                           PAC-West

          Digital Video Systems                         Wireless Systems
          ---------------------                         ----------------
          Cox Communications                            Shiron

          Time Warner                                   Teleo
          Adelphia                                      Gilat Sat
                                                        KBI e-Sat
                                                        Adaptive

  Three customers (two of which are related party customers) accounted for approximately 51% of our revenues for the six months ended June 30, 2000. We believe that a substantial majority of our revenues will continue to be derived from sales to a relatively small number of customers for the foreseeable future. In addition, we believe that sales to these customers will be focused on a small number of projects.

Research and Development

  We believe that our future success will depend on our ability to enhance our existing products and to develop and introduce new products that meet a wide range of evolving broadband access service providers and end user needs. In addition, to address competitive and pricing pressures, we expect that we will have to reduce the unit cost of manufacturing our products through design and engineering changes.

  We currently are designing and developing a DOCSIS system that includes S-CDMA advanced PHY capabilities, which will include a cable modem and an accompanying headend controller. These products are in the early stages of development and we do not anticipate commercial availability of these products until late 2000 or early 2001. We also are developing a common multimedia platform for current and advanced transmission of data, voice and video over existing broadband infrastructures, including cable, DSL and wireless. These products are in the early stages of development, and we do not anticipate commercial availability of these products until late 2001.

  On March 18, 1999, we entered into a one-year Product Development Assistance Agreement ("Development Agreement") with Rogers. Under the terms of the Development Agreement, Rogers is obligated to provide assistance with the characterization and testing of our subscriber-end and head-end voice-over-cable equipment. In addition, Rogers is obligated to provide technology to assist us in connection with our efforts to develop high quality, field proven technology solutions that are DOCSIS-compliant and PacketCable-compliant.

Sales and Marketing

  We have direct sales forces in North America, South America, Europe and Asia. We also distribute our products via distributors and systems integrators. We have signed a distribution agreement with Sumitomo under which Crossbeam is distributing the TeraComm system to several of Japan's leading cable operators. In January 2000, we signed a distribution agreement with BARCO Communication Systems, for the sale of our CherryPicker systems to cable television operators worldwide. In June 2000, we signed a distribution agreement with NEC, for the sale of our IPTL DSL access system throughout Asia and Central and South America.

  We market our products directly to providers of broadband access services through our sales force, key distribution and technology partners, as well as other marketing vehicles such as industry press, trade shows and the Web. Through our marketing efforts, we strive to educate providers on the technological and business benefits of our system solution, as well as our ability to provide quality support and service to the customer. We participate in the major trade shows and industry events for the broadband access industry in the United States and we are expanding our presence in other markets through joint participation at local events with our international sales and marketing partners. Industry referrals and reference accounts are significant marketing tools we develop and utilize.

Customer Service and Technical Support

  We believe that our ability to provide consistently high quality service and support will be a key factor in attracting and retaining customers. Our TSS (Technical Services and Support) organization, located in North America, Europe, South America and Asia, offers support 24 hours a day, seven days per week. Prior to deployment of our systems, each customer's needs are assessed and proactive solutions are implemented, including various levels of training, periodic management and coordination meetings, and problem escalation procedures. We place a strong emphasis on technical training for our customers. Initial training is offered at no cost, both at our headquarters in Santa Clara and on our customers' premises.

  In addition to our TSS organization, we have developed sophisticated tools for remote diagnosis and monitoring of the TeraComm systems deployed by cable operators. These tools allow us to monitor cable operators' installations of the TeraLink 1000 Master Controller to suggest solutions proactively before problems become noticeable to end users. We are developing a Web-based knowledge system to provide cable operators with access to the latest technical support information.

Manufacturing

  We outsource the majority of the materials procurement, printed circuit board assembly, and product assembly and testing to turnkey contract manufacturers. Currently, we contract with Solectron, located in Milpitas, California, and CalComp Electronics, located in Thailand, for the manufacture of the majority of our products. In addition, we also manufacture our products at subcontractors located in the U.S. and Israel. We have a limited in-house manufacturing capability at our Santa Clara headquarters. This facility currently is used for the assembly and final testing of TeraLink 1000 Master Controllers and TeraLink Gateways. We also use this facility for pilot production of new product designs, sample testing of products received from volume manufacturers, developing the manufacturing process and documentation for new products in preparation for outsourcing. We also perform repair operations for some of our products returned from customers with our in-house manufacturing resources.

  Our future success will depend in significant part on our ability to obtain high volume manufacturing at low costs. As volume increases, we plan to engage additional contract manufacturers, to procure additional manufacturing facilities and equipment, to modify existing inventory procedures, to substantially increase our personnel and to revise our quality assurance and testing practices.

  Subcontractors supply our contract manufacturers with both standard components and subassemblies manufactured to our specifications. We depend upon certain key suppliers for a number of the components for our products. For example, we currently rely on Philips Semiconductor, Inc. (formerly VLSI Technology, Inc.) for our S-CDMA ASIC, which is used in our headend and cable modem products. In addition, all of our products contain one or more components that currently only are available from a single source.

Competition

  The market for broadband access systems is extremely competitive and is characterized by rapid technological change. Our direct competitors in the cable modem arena include Cisco, Com21, Matsushita, Motorola, Nortel, Vyyo, RCA, Samsung, Scientific-Atlanta, Sony, 3Com, Toshiba and Zenith, and there are many other potential market entrants. We also sell products that compete with existing data access and transmission systems utilizing the telecommunications networks, such as those of 3Com. Additionally, our controller and headend system products face intense competition from well-established companies such as Cisco, Nortel and 3Com. Our direct competitors in the DSL arena include ECI Telecom, Charles Industries, ADC, Copper Mountain, Accelerated Networks, Integral Access and VINA Technologies. Our direct competitors in the video arena are Cisco and Harmonic, while our direct competitors in the voice arena are Nortel, TelLabs, ADC and Alcatel. Our direct competitors in wireless are Hughes, Marconi, NEC and Scientific-Atlanta.

  The principal competitive factors in the broadband access market include product performance, features and reliability, price, size and stability of operations, breadth of product line, sales and distribution capability, technical support and service, relationships with providers of broadband access services, standards compliance, and general industry and economic conditions. Some of these factors are outside of our control. The existing conditions in the broadband access market could change rapidly and significantly as a result of technological changes, and the development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. In addition, these companies and other competitors could introduce broadband access products that will be less costly or provide superior performance or achieve greater market acceptance than our products.

  Many of our current and potential competitors have significantly greater financial, technical, marketing, distribution, customer support and other resources, as well as greater name recognition and access to customers.

  The market for our products may be impacted by the development of other technologies that enable the provisioning of broadband access services and the deployment of services over other media. Widespread acceptance of other technologies or deployment of services over media not supported by our products could materially limit acceptance of our broadband access systems. Broadband access services supported by our products and technology may fail to gain widespread commercial acceptance by providers of broadband access services and end users.

Intellectual Property

  We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our products. Our pending patent applications may not be granted. Even if they are granted, the claims covered by the patents may be reduced from those included in our applications. Any patent might be subject to challenge in court and, whether or not challenged, might not be broad enough to prevent third parties from developing equivalent technologies or products without taking a license from us. We have entered into confidentiality and invention assignment agreements with our employees, and we enter into non-disclosure agreements with some of our suppliers, distributors and appropriate customers so as to limit access to and disclosure of our proprietary information. These statutory and contractual arrangements may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of some foreign countries might not protect our products or intellectual property rights to the same extent as do the laws of the United States. Protection of our intellectual property might not be available in every country in which our products might be manufactured, marketed or sold.

  In November 1998, CableLabs selected us to co-author DOCSIS 1.2, an enhanced version of the DOCSIS cable modem specification based in part on our S-CDMA technology. In September 1999, CableLabs indicated that it intended to proceed with the advanced PHY work on two parallel tracks: one for the development of a prototype based on our S-CDMA technology and one for the inclusion of Advanced TDMA technology, as proposed by other companies. In February 2000, CableLabs further clarified the status of the advanced PHY project regarding a separate release that will include TDMA technologies. In addition, CableLabs reiterated that it is continuing to work with us on the development of a DOCSIS specification that could include our S-CDMA technology. To that end, we have indicated to CableLabs that we would contribute some aspects of our S-CDMA technology to the DOCSIS intellectual property pool if and when a DOCSIS specification is approved that includes our S-CDMA technology. We would contribute our technology pursuant to a license agreement with CableLabs that we would execute at that time, and which contains the terms that CableLabs has established for the inclusion of any intellectual property from any source in the DOCSIS specifications. Under the terms of the proposed license agreement, we would grant to CableLabs a royalty-free license for those aspects of our S-CDMA technology that are essential for compliance with the DOCSIS cable modem standard. So-called "implementation know how" is not covered by this license-only those aspects of the technology that are essential to implementing a compliant product. CableLabs would have the right to extend royalty-free sublicenses to companies that wish to build DOCSIS-compatible products. These sublicenses would allow participating companies to utilize and incorporate the essential portions of the S-CDMA technology on a royalty-free basis for the limited use of making and selling products or systems that comply with the DOCSIS cable modem specification Terayon has already joined the DOCSIS intellectual property pool and, as a result, we have a royalty-free sublicense that allows us to ship DOCSIS-compatible products which contain intellectual property submitted by other companies. The scope of this license would not extend to the use of the S-CDMA technology in other areas; only for products that comply with the

DOCSIS specifications. As a result, any of our competitors who join or have joined the DOCSIS intellectual property pool will have access to some aspects of our technology without being required to pay us any royalties or other compensation. If and when we submit S-CDMA to the DOCSIS Intellectual Property pool, we are in no way restricted from entering into royalty-bearing license agreements with companies that wish to use the S-CDMA technology for purposes other than implementing DOCSIS compatible products, or that do not wish to enter into the DOCSIS intellectual property pool. Further, some of our competitors have been successful in reverse engineering the technology of other companies, and the inclusion of S-CDMA in a future DOCSIS specification would expose some aspects of our technology to those competitors. DOCSIS specifications are available on an open basis once they are approved, not only to companies that are members of the DOCSIS IP Pool. If a competitor is able to duplicate the functionality and capabilities of our technology, we could lose all or some of the time-to-market advantage we might otherwise have. Under the terms of the proposed license agreement, if we sue certain parties to the proposed license agreement on claims of infringement of any copyright or patent right or misappropriation of any trade secret, those parties may terminate our license to the patents or copyrights they contributed to the DOCSIS intellectual property pool. If a termination like this were to occur, we would continue to have access to some aspects of the DOCSIS intellectual property pool, but we would not be able to develop products that fully comply with the DOCSIS cable modem specification. Also, even if we were to be removed from the IP pool, we would not be prevented from developing and selling products that fully comply with the DOCSIS specifications, but we would not be able to do this with the benefit of a royalty-free license, which would increase the cost of our products, assuming we were able to obtain a license agreement for the required technology. Because of these terms, we may find it difficult to enforce our intellectual property rights against certain companies, even in areas that are not directly related to DOCSIS specifications and products.

  We anticipate that developers of cable modems increasingly will be subject to infringement claims as the number of products and competitors in our industry segment grows. We have received letters from two individuals claiming that our technology infringes patents held by these individuals. We have reviewed the allegations made by these individuals and, after consulting with our patent counsel, we do not believe that our technology infringes any valid claim of these individuals' patents. If the issues are submitted to a court, the court could find that our products infringe these patents. In addition, these individuals may continue to assert infringement. If we are found to have infringed these individuals' patents, we could be subject to substantial damages and/or an injunction preventing us from conducting our business. In addition, other third parties may assert infringement claims against us in the future. An infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us or at all. Litigation also may be necessary to enforce our intellectual property rights.

  We pursue the registration of our trademarks in the United States and have applications pending to register several of our trademarks. However, the laws of certain foreign countries might not protect our products or intellectual property rights to the same extent as the laws of the United States. This means that effective trademark, copyright, trade secret and patent protection might not be available in every country in which our products might be manufactured, marketed or sold.

Employees

  As of October 2,2000, we had 813 employees, of which 416 were in the research and development group, 218 were in marketing, sales and customer support, 81 were in operations and 98 were in general and administrative functions. None of our employees is represented by a union. We believe that our relations with our employee are good.

Properties.

  Our headquarters are located in an approximately 60,000 square foot leased facility located in Santa Clara, California. The current lease for the Santa Clara facility expires in March 2002. We have sales offices in Atlanta, Georgia; Sao Paulo, Brazil; and Brussels, Belgium. In addition, we lease approximately

82,000 square feet in Tel Aviv pursuant to an agreement that expires in 2005. It is our intention to consolidate the operations of our Israeli operations in this space. We believe that our existing facilities are adequate to meet our needs for the immediate future and that our future growth can be accommodated by leasing additional or alternative space near our current facilities.

Legal Proceedings

  In September 1999, Imedia, now our subsidiary, was named as a defendant in a case alleging that Imedia breached its term sheet agreement with the plaintiffs by negotiating with us while a no-shop provision was in place and refusing to allowing the plaintiffs to invest in Imedia. The plaintiffs are seeking damages in excess of $12.0 million. As part of the terms of the Imedia Agreement and Plan of Merger and Reorganization, shares of our common stock to be issued to the former shareholders of Imedia were placed in escrow to indemnify us for any damages that are directly or indirectly suffered as a result any claim brought by any person who was a prospective investor in Imedia and was not a security holder of Imedia on the closing date of the Imedia acquisition. The value of the escrowed shares was approximately $10.0 million based on the market value of our common stock on the closing date. The case is in its initial stages, and no trial date has been established. We have reviewed the allegations made by the plaintiffs and we do not believe that the outcome will have a negative impact on our financial position, results of operations or cash flows.

  On or about September 5, 2000, we received a draft amended complaint ("Complaint") in a matter captioned Evergreen Canada Israel Management, Ltd. v. Imedia Corporation, case no. 306185, pending in the Superior Court of the State of California for the City and County of San Francisco. The Complaint alleges "Intentional Interference with Prospective Economic Advantage" against us, claiming that we "formed and operated a conspiracy to deprive plaintiffs of the opportunity to invest in Imedia", a company that we acquired in 1999.
Plaintiffs argue that, prior to our purchase of the Imedia shares, we knew of an alleged, pre-existing financing agreement between plaintiffs and Imedia that contained a "no shop" clause, prohibiting Imedia from seeking or obtaining financing from any other sources, including (apparently, in plaintiffs' view) a prohibition against Imedia selling it own stock.

  The Company has been served with the Complaint, and a responsive pleading is due on or before October 30, 2000. The matter is currently in its preliminary stages. We intend to vigorously defend the lawsuit.

  In April 2000, a lawsuit against us and certain of our officers and directors, entitled Birnbaum v. Terayon Communication Systems, Inc., was filed in the United States District Court for the Central District of California. The venue for the lawsuit has been moved to the Northern District of California. The plaintiff purports to be suing on behalf of a class of stockholders who purchased or obligated themselves to purchase our securities during the period from February 2, 2000 to April 11, 2000. The complaint alleges that the defendants violated the federal securities laws by issuing materially false and misleading statements and failing to disclose material information regarding our technology. Several other lawsuits similar to the Birnbaum suit have since been filed. On August 24, 2000, the lawsuits against us and other named individual defendants were consolidated in the U.S. District Court of the Northern District of California and lead plaintiffs and lead plaintiffs' counsel was appointed pursuant to the Private Securities Litigation Reform Act. On September 21, 2000, plaintiffs filed a Consolidated Class Action Complaint for violation of federal securities laws. The consolidated complaint contains allegations nearly identical to the Birnbaum suit. The lawsuits seek an unspecified amount of damages, in addition to other forms of relief. We consider the lawsuits to be without merit and we intend to defend vigorously against these allegations. However, the litigation could prove to be costly and time consuming to defend, and there can be no assurances about the eventual outcome.

     The section entitled Legal Proceedings and Management's Discussion and Analysis of Financial Condition and Results of Operations - Litigation - should be deleted and replaced with the following section:

  In September 1999, Imedia, now our subsidiary, was named as a defendant in a case alleging that Imedia breached its term sheet agreement with the plaintiffs by negotiating with us while a no-shop provision was in place and refusing to allowing the plaintiffs to invest in Imedia. The plaintiffs are seeking damages in excess of $12.0 million. As part of the terms of the Imedia Agreement and Plan of Merger and Reorganization, shares of our common stock to be issued to the former shareholders of Imedia were placed in escrow to indemnify us for any damages that are directly or indirectly suffered as a result any claim brought by any person who was a prospective investor in Imedia and was not a security holder of Imedia on the closing date of the Imedia acquisition. The value of the escrowed shares was approximately $10.0 million based on the market value of our common stock on the closing date. The case is in its initial stages, and no trial date has been established. We have reviewed the allegations made by the plaintiffs and we do not believe that the outcome will have a negative impact on our financial position, results of operations or cash flows.

  On or about September 5, 2000, we received a draft amended complaint ("Complaint") in a matter captioned Evergreen Canada Israel Management, Ltd. v. Imedia Corporation, case no. 306185, pending in the Superior Court of the State of California for the City and County of San Francisco. The Complaint alleges "Intentional Interference with Prospective Economic Advantage" against us, claiming that we "formed and operated a conspiracy to deprive plaintiffs of the opportunity to invest in Imedia", a company that we acquired in 1999.
Plaintiffs argue that, prior to our purchase of the Imedia shares, we knew of an alleged, pre-existing financing agreement between plaintiffs and Imedia that contained a "no shop" clause, prohibiting Imedia from seeking or obtaining financing from any other sources, including (apparently, in plaintiffs' view) a prohibition against Imedia selling it own stock.

  The Company has been served with the Complaint, and a responsive pleading is due on or before October 30, 2000. The matter is currently in its preliminary stages. We intend to vigorously defend the lawsuit.

  In April 2000, a lawsuit against us and certain of our officers and directors, entitled Birnbaum v. Terayon Communication Systems, Inc., was filed in the United States District Court for the Central District of California. The venue for the lawsuit has been moved to the Northern District of California. The plaintiff purports to be suing on behalf of a class of stockholders who purchased or obligated themselves to purchase our securities during the period from February 2, 2000 to April 11, 2000. The complaint alleges that the defendants violated the federal securities laws by issuing materially false and misleading statements and failing to disclose material information regarding our technology. Several other lawsuits similar to the Birnbaum suit have since been filed. On August 24, 2000, the lawsuits against us and other named individual defendants were consolidated in the U.S. District Court of the Northern District of California and lead plaintiffs and lead plaintiffs' counsel was appointed pursuant to the Private Securities Litigation Reform Act. On September 21, 2000, plaintiffs filed a Consolidated Class Action Complaint for violation of federal securities laws. The consolidated complaint contains allegations nearly identical to the Birnbaum suit. The lawsuits seek an unspecified amount of damages, in addition to other forms of relief. We consider the lawsuits to be without merit and we intend to defend vigorously against these allegations. However, the litigation could prove to be costly and time consuming to defend, and there can be no assurances about the eventual outcome.

                                   Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 Terayon Communication Systems, Inc.


Dated:  October 23, 2000              By: /s/ Zaki Rakib
                                         ---------------
                                      Chief Executive Officer and Secretary